Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Dominari Holdings Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	Other	13,529,833	$4.37	$59,125,371.00	0.0001381	$8,165.22

Total Offering Amounts:						$59,125,371.00
Total Fee Offsets:
Net Fee Due:								$8,165.22

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Offering Note(s)

(1)	This Registration Statement registers an additional 13,529,833 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Dominari Holdings Inc. that will be reserved for issuance under the Dominari Holdings Inc. 2022 Equity Incentive Plan (f/k/a AIkido Pharma Inc. 2022 Equity Incentive Plan).

Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, on a basis of the average of the high and low sales prices of the Common Stock last reported on The Nasdaq Capital Market on January 7, 2026.